EXHIBIT 10.5

Letter of Commitment

To: Fujian United Bamboo Technology Co., Ltd.

Whereas:

To realize your control of Jianou Lujian Foodstuff Co., Ltd. (the “Jianou Lujian”), Jianou Lujian has signed Entrusted Management Agreement with your company. To protect your company’s benefits, I specially commit as the following and will undertake any legal responsibility from this commitment:

1. My controlled enterprises other than Jianou Lujian have no horizontal competition with your company.

2. When your company could operate independently, I and other my controlled enterprises would not directly deal with or enlarge the business or activities, which compete with or possibly compete with your company, at any place or by any means (including but not limited to sole enterprise, cooperative enterprise or holding the shares or benefits in other company or enterprise) in P.R.C. I agree to take the responsibility of compensation if I break the commitment, which induces the economic damages to your company.

3. Since the issuing date of this commitment, I and other my controlled enterprises shall not register the new enterprise to carry out business or activities, which compete with or possibly compete with your company, at any place or by any means. I agree to take the responsibility of compensation if I break the commitment, which induces the economic damages to your company.

4. If your company enlarges your products and business area, I and other my controlled enterprises would not compete with your company and your developed products or business. If the competition happened, I and other my controlled enterprises would quit from competing as the following manners: A. to stop producing the competitive products or possibly competitive products; B. to stop operating the competitive business or possibly competitive business; C. to combine the competitive business to your company; D. to transfer the competitive business to a non-related third party.

Committed by:
Tang Jinrong

Li Lifang

Tang Shuiyou

September 27, 2009

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